Exhibit 10

Section 2 of Article XII of each of the Corporation's stock option plans listed at the end of this exhibit have been amended to read as follows:

"Section 2. Unless otherwise determined by the Committee or the instrument evidencing such option, (a) if an option holder shall voluntarily terminate his or her relationship with the Company or a Subsidiary with the written consent of the company, which written consent expressly sets forth a statement to the effect that options which are exercisable on the date of such termination shall remain exercisable, or (b) if the option holder's relationship with the company or a Subsidiary shall have been terminated by the Company or a Subsidiary for reasons other than cause, then such option holder may exercise his or her option to the extent exercisable at the time of such termination, at any time prior to the expiration of three months after such termination or for such longer or shorter period after such termination as shall be determined by the Committee or be set forth in the instrument evidencing the option, but in no event shall the option be exercisable later than the date of expiration of the option as fixed at the time of grant. Options granted under the Plan to Employees, Directors, Consultants or Advisers shall not be affected by any change in the relationship with the Company or any Subsidiary so long as the holder thereof continues to be an Employee, Director, Consultant or Adviser."

Schedule of Plans amended:

2002 Non-Qualified Stock Option Plan
2002 Stock Option Plan
2000 Non-Qualified Stock Option Plan
1999 Stock Option Plan
1998 Non-Qualified Stock Option Plan
1996 Stock Option Plan